Exhibit 11.1

VINCI
COMPASS

Global Code of Ethics and Whistleblower Policy

Vinci Compass

December 2025

Table of Content

1.	Applicability	3

2.	Duties	4

3.	Compliance	4

4.	General Principles	4

5.	Ethics	5

	Gifts and Entertainment	5

	Relationship with Clients	8

	Relationship with Competitors	9

	Relationship with Suppliers, Services Providers and Third Parties	9

	Relationships in the Workplace	9

	Relationship with the Media and Expected Behavior Outside the Office Activities	10

	Ethical Standard of Conduct	11

	Contributions to Political Parties and Candidates	12

	Prevention of Fraud, Bribery and Corruption	12

6.	Conflicts of Interests	13

	Conflicts of personal interest	13

	Conflicts of interest related to investment funds managed by Vinci Compass	14

7.	Privacy and Confidentiality	14

	General Rules	14

	Control of Confidential Information	15

	Privilege Information	15

8.	Whistleblower Policy	16

	Obligation to Report Violations or Suspected Violations	16

	Whistleblower Compliance Hotline for Confidential and Anonymous Reporting	17

	Grievance Reporting, Escalation Procedures and Responsibility for Ethics Issues	17

	Non-Retaliation Commitment	18

9.	Sanctions and Enforcement	18

10.	Public Disclosures	19

11.	Updates	19

Vinci Compass	2

1.	Applicability

1.1.  This Global Code of Ethics and Whistleblower Policy (“Code”) has been approved by the Board of Directors of Vinci Compass Investments Ltd. (“VINP”), and is applicable to all legal entities which are subsidiaries, agencies, branches, affiliates or other entities which are under the direct or indirect control of VINP, holding more than 60% of the total share capital (“Vinci Compass”), save as otherwise provided in their local equivalent policies when required to comply with specific laws and regulations applicable in the countries in which they operate.

1.2.  This Code applies to all of Vinci Compass’ partners, employees, trainees, service providers and holders of administration or management offices (“Employees”), except for those provisions that are not applicable to the independent directors of VINP Board of Directors (“Independent Directors”) and that are expressly referred to as such.

1.3.  All Employees must perfectly understand the laws and rules applicable to Vinci Compass, as well as the full contents of this Code. In case of doubt or need for advice as to the application, extent, and interpretation of the provisions of this Code, Employees must seek assistance from the Compliance Department.

1.4.  All requests for authorization, direction or clarification from the Compliance Department or Compliance Officer of the corresponding office (“Compliance”) must be sent by e-mail with at least two (2) business days in advance to the deadline for which the authorization, direction or clarification is relevant or required.

1.5.  By receiving this Code, the Employee will execute a “Commitment Agreement”, undertaking to care for the application and observance thereof, in the format provided by the Compliance.

1.6.  This Code is part of the rules governing the labor relationship of Employees with Vinci Compass, and the conducts and rules prescribed herein shall be considered together with the conducts and rules regulated under the relevant local policies and contract, legal and regulatory requirements which derive from different legal statutes that govern the activities of Vinci Compass and its Employees in a particular jurisdiction. In case of conflict between the rules and conducts prescribed in this Code and the rules and conducts prescribed in local policies and contracts, regulatory and other applicable legal or statutory provisions, the latter shall prevail.

1.7.  Subject to the applicable laws, failure to comply with this Code could be considered a contractual breach, making the defaulting party subject to the applicable penalties. Vinci Compass takes no responsibility for Employees violating the law or committing breaches while performing their functions. In case Vinci Compass is held accountable

Vinci Compass	3

or sustains losses of any nature for acts of their Employees, it may exercise its right to require compensation against those responsible, therefore.

2.	Duties

2.1.  The duties of the Employees are:

(a) observe high standards of honesty, integrity, justice and professional conduct;

(b) observe the principles of good standing and good faith, using all care and diligence that they would use in their own business;

(c) use continued efforts to maintain and improve their professional skills;

(d) know and comply with all laws, rules and regulations issued by governmental self-regulated authorities, entities or agencies regulating and governing their professional activities;

(e) not to violate or allow the direct or indirect violation of such laws, rules and regulations;

(f) use care and exercise objective, professional and independent discretion;

(g) clearly inform the format and general principles of investments processes whereby bonds and securities are selected, and portfolios are formed;

(h) preserve the confidentiality of the information provided by the clients on a professional basis; and

(i) prevent practices that may affect the fiduciary relationship currently existing with their clients.

3.	Compliance

3.1.  Compliance is in charge of ensuring compliance with the procedures of Vinci Compass and its Employees with all legal and regulatory requirements and directives. The Compliance is also in charge of regulating and supervising with independence and efficiency compliance with the regulations set forth in this Code of Ethics.

4.	General Principles

4.1.  Vinci Compass believes that the exercise of its activities and expansion of its business should be based on ethical principles shared by all its Employees. In search for growth and satisfaction of clients, Vinci will seek to act with transparency and to comply with the laws, rules and respect any financial and capital markets players.

Vinci Compass	4

4.2.  We are passionate about our work; we offer the highest level of commitment and professionalism with our clients and with Vinci Compass. We encourage teamwork as it produces better results and helps to generate a good environment in the organization.

4.3.  Our Employees shall always be dedicated to serve our clients. Our goal is that our clients receive a service of excellence.

4.4.  The search for development and growth of Vinci Compass and defense of the interests of its clients will be based on the contents of this Code.

4.5.  We encourage initiative and creativity within the organization. We maintain the entrepreneurial spirit which has characterized us where ideas and originality are always welcome.

4.6.  Our Employees shall have respect for persons in any kind of relation with clients, competitors or colleagues.

4.6.1. Vinci Compass considers non-discrimination to be a fundamental principle for the maintenance of a fair and inclusive work environment. There is a firm and absolute commitment to respect the diversity and not allow or tolerate discrimination of any kind, based on race, religion, color, nationality, sex and sexual orientation, origin, marital status, citizenship, political preferences, age, physical or mental disabilities and any other discrimination which breaches the principles of equality or that may be penalized by the applicable Law. Vinci Compass shall not allow and shall penalize in the manner that it may deem appropriate, any type of action, activity, comment, conduct or expression which implies a violation or breach of this principle and that may derive in harassment, impartiality or any other conduct of action or omission contrary to this principle.

5.	Ethics

Gifts and Entertainment

5.1.  As a general rule, no Employee shall accept or give any bonuses, gifts, invitations, trips, entertainment, or any other benefits (“Gifts”) from or to third parties that may constitute a conflict of interests with Vinci Compass, especially in cases of clients, suppliers or competitors, except with the express authorization of the Compliance.

Vinci Compass	5

5.1.1. With regards to the delivery of Gifts, without prejudice and complementing the provisions of the Global Anti-Bribery and Corruption Policy as far as applicable, the Employees are strictly forbidden to give them to business partners (including service providers and/or suppliers of Vinci Compass) or clients, with the purpose of influencing inappropriately on them. Gifts in accordance with the tradition and commercial practices of the corresponding country may be given to the extent that they do not exceed the amount provided for in item 5.2 or in the local applicable law or regulation.

5.2.  Gifts (i) without economic value, and Gifts (ii) that are distributed as a courtesy, advertisement, or celebration in the special events or dates, provided that they do not exceed the amount of US$ 100 (one hundred dollars), within one year in relation to the same third party, are not covered by the restriction set forth in item 5.1.

5.2.1. The amount provided for in item 5.2, (ii) above, shall not apply to those Gifts received from clients with whom there is a family relationship up to the second grade of consanguinity or affinity, such as grandparents and parents or the spouse of the Employee (clients and/or suppliers with the exception stated herein, shall be referred to in this Code as “Covered Parties”).

5.2.2. In the case of Gifts to government officials, official authorities and other public officers, the Global Policy for the Prevention of Fraud, Bribery and Corruption shall govern as far as applicable, according to the nationality and location of said person or entity, which may determine the absolute prohibition or restriction and, in such case, this must be strictly observed by all the Employees.

5.3.  The provisions of items 5.1, 5.2, 5.2.1, and 5.2.2 above are not applicable to Independent Directors, as long as the Gifts do not have any relation with Vinci Compass and its business.

5.4.  Gifts from Covered Parties that meet any of the following requirements, shall not be accepted in any case and regardless of its value:

(i) cash, check, gift card or credit cards extended to the bearer;

(ii) expressly or implicitly requested by the recipient;

(iii) not consistent with the usual practices of business;

(iv) quid-pro-quo (presents in exchange for any inappropriate provision of a service or favor);

(v) that may be considered bribe, subornation, benefit or related to corruption.

Vinci Compass	6

5.5.  Gifts received from the Covered Parties for an amount exceeding the aforementioned sum of US$ 100 shall be reported within three business days from its reception to Compliance, who shall evaluate, pursuant to the provisions of this Code, whether the Gift should be exceptionally kept, returned, its donation to some charitable entity, its distribution among all the Employees of a department of Vinci Partner or any other measure which shall be consistent and in compliance with the provisions of this Code. The Compliance Officer decision shall be recorded and memorialized in writing.

5.6.  In the case of invitations, trips and entertainment, such as invitations to seminars, dinners and events received from Covered Parties in which the US$ 100 amount is expected to be exceeded, the Employees shall report such situation to Compliance to approve or reject the Employee participation. In case of rejection, it should be well-founded and properly communicated in writing. The Employee may apply for reconsideration to the Global Co-Heads of Legal and Compliance of Vinci Compass.

5.6.1. To evaluate the approval of invitations to seminars, events or activities, Compliance shall consider, among others and by way of illustration and not limitation, one or more of the following factors:

(a) participation of a larger group of persons from other clients or companies other than Vinci Compass;

(b) if the event includes sessions, talks or opportunities which may allow the relevant and organized discussion of aspects related to the business of Vinci Compass or of technical aspects relevant to Vinci Compass;

(c) if the event is held in regular business conditions and observing generally accepted commercial practices;

(d) that the invitations are not excessively sumptuous, luxurious or extravagant;

(e) if the event is managed or organized by the marketing department of the firm extending the invitation.

5.7.  In case of giving a Gift that is expected to exceed the aforementioned amount of US$ 100 with the exception mentioned in item 5.2.1, the Employee who wants to make the Gift shall request pre-approval from Compliance. Compliance will decide the authorization based on the specific facts and circumstances and particularly considering whether the Gift could create a potential, real or apparent conflict of interests which may be detrimental to Vinci Compass, its clients or Employees.

Vinci Compass	7

5.7.1. For purposes of evaluating the authorization, Compliance will favorably consider, among others, one or more of the following factors:

(a) participation of Employees together with the client(s), or alternatively that it is related to the services or activities provided by Vinci Compass to the client, for example: invitations to conversations with investment managers of the client;

(b) participation of other clients;

(c) that the event includes discussions of aspects related to the business of Vinci Compass or to the client;

(d) if the event is held in regular business conditions and observing generally accepted commercial practices;

(e) if the invitations are not excessively sumptuous, luxurious or extravagant;

(f) if the event is managed or organized by the marketing area of the person extending the invitation;

(g) if there is any evidence that said Gifts are in compliance with the clients’ own Compliance practices and internal regulations.

Relationship with Clients

5.8.  Employees should perform their activities in good faith, transparency, diligence and loyalty regarding their clients.

5.9.  Employees should perform their duties in order to attain the investment purposes of its clients and avoid practices that would otherwise adversely affect the fiduciary relationship existing with its clients.

5.10. Observing the rights of clients shall be translated into concrete actions to achieve permanent satisfaction of its expectations regarding the services provided by Vinci Compass. Client satisfaction is critical for Vinci Compass and also has direct impact in its image. Thus, Employees shall attempt to meet, first of all, the interests of Vinci Compass’ clients.

5.11. Relationships with clients shall be based on courtesy and efficient service, rigid risk control and provision of clear and objective information, as well as quick answers, even though they may be negative.

5.12. The information provided to clients shall be based on the law, directives and the ethical provisions contained in this Code.

Vinci Compass	8

5.13. Employees shall attempt to align the interests of clients with those of Vinci Compass. No client shall have preferred treatment.

5.14. Information relating to Vinci Compass’ clients are the sole ownership thereof and will be protected by confidentiality obligations, as set forth in the applicable local laws, and in the Commitment Agreement and its non-disclosure provisions executed by Employees.

Relationship with Competitors

5.15. The principle of loyalty also applies to the relationship of the Employees with Vinci Compass’ competitors that shall be based on compliance with the rules and criteria in force in the market.

5.16. Comments or rumors that may adversely affect the business or image of competitors will not be disclosed, and we will require mutual treatment.

Relationship with Suppliers, Services Providers and Third Parties

5.17. Vinci Compass will honor any commitments undertaken with its suppliers, services providers and third parties.

5.18. The choice of suppliers, services providers and third parties shall be informed by technical, professional and ethical criteria, at the discretion of Vinci Compass. Principles and practices established in this Code and in Anti-Money Laundering internal policies and in Third-Party Contracting Policies must be observed.

5.19. Before engaging any supplier, service provider, or third party, employees must disclose to the Compliance Department, for prior approval, any situation in which they are related to a representative, partner, executive, or employee of such supplier, service provider, or third party.

Relationships in the Workplace

5.20. Employees will create a harmonious and respectful workplace that stimulates teamwork and a constant search for better results.

5.21. Vinci Compass’ managers, partners and Executive Officers shall be examples of good conduct for Employees.

Vinci Compass	9

5.22. Employees will have equal professional development opportunities, and the merits, skills, characteristics and contribution of each one of them will be acknowledged.

Relationship with the Media and Expected Behavior Outside the Office Activities

5.23. Vinci Compass will accept requests, whenever possible, as long as there are no legal or strategic hindrances from media outlets that may request them.

5.24. Vinci Compass’ spokespersons will be designated by the Chief Human Resources Officer (CHRO). Employees may only give information about or pertaining to Vinci Compass and its activities to the media and journalists with prior written authorization from the CHRO.

5.25. With the purpose of protecting the reputation of Vinci Compass and avoiding activities which may in any way, harm or damage our clients, it is imperative that all Employees exercise their sound judgment at the time of evaluating activities outside the office, whether remunerated or not, observing the following guidelines which are consistent with Vinci Compass ethical principles.

5.25.1. Any disclosure or public comments on internet sites, interactive communities and other social media shall always be previously evaluated by the Employee given the regulations of this Code and other applicable laws, considering among others, the effect that these comments may have in the reputation of Vinci Compass as well as the privacy and confidentiality of the information published and the possible harmful and permanent effects of such comments.

5.25.2. The following activities are prohibited:

(i) carry out activities which may generate conflict with its work-related responsibilities or that may be contrary to the law, ethics or moral principles;

(ii) apply for or hold public offices in the national or local government, whether by choice or by nomination. Exceptionally, depending on the facts and circumstances, Compliance may authorize an exception to this restriction, in writing.

Vinci Compass	10

5.25.3.  The following activities are allowed if they have prior approval in writing of Compliance. Such approval shall be given taking into consideration the existence of a potential conflict of interests or risk of damage to Vinci Compass or its clients and the conditions adopted for the elimination or reduction of that risk:

(i) legal representations, remunerated or not, for entities external to Vinci Compass;

(ii) acting as expert witness or specialist in judicial or extrajudicial proceedings;

(iii) any other activity not listed above which may compromise the responsibilities of the Employee with Vinci Compass or its clients or that it may generate, actually or in appearance, a conflict of interest or that may harm or come into conflict with the ethical principles of Vinci Compass.

5.25.4. Any exception to the aforementioned rules shall be evaluated and authorized by Compliance in consultation with the Global Co-Heads of Legal and Compliance of Vinci Compass.

5.26. Employees who make presentations or participate in activities such as speakers, presenters or other forms of participation in public events should always follow the principles and guidelines of this Code and shall always expressly state at the time of participating in such activities or providing those comments, that their comments are personal opinions which do not necessarily represent Vinci Partner’s position.

5.27. Items 5.24.2 and 5.24.3 are not applicable to the Independent Directors.

Ethical Standard of Conduct

5.28. When dealing with suppliers, clients and third parties in general, Employees must avoid situations that may cause conflicts between their personal interests and those of Vinci Compass. Preventing conflicting situations, even hypothetical or potential, is a duty of all Employees.

5.29. Employees must always act to defend the interests of Vinci Compass. The Employees attitude and behavior must reflect their personal and professional integrity, and never jeopardize the financial and asset security or image of Vinci Compass.

5.30. The following are expected conducts aligned with the values of Vinci Compass:

Vinci Compass	11

(a) acknowledge any mistakes and timely report them to their immediate superior;

(b) question any directions that may be contrary to the principles and values set forth in this Code;

(c) present suggestions for the purpose of improving the quality of the work and results of Vinci Compass; and

(d) inform Compliance of any unethical or illegal attitudes that it may become aware of, as well as situations that may be characterized as conflicts of interest.

Contributions to Political Parties and Candidates

5.31. Partners, Executive Officers, and any Vinci Compass’ legal entities are not allowed to contribute to political parties or candidates at any time.

5.32. Employees are allowed to contribute to political parties or candidates (within the maximums amounts allowed by the applicable law) upon prior and written authorization from Compliance.

5.32.1. When permitted by the applicable law, the request for authorization must include at a minimum, the following information (i) the name of the recipient; (ii) the amount of contribution.

5.32.2. At its sole discretion and always acting in the best interests of Vinci Compass, Compliance has the right to request additional information and/or to approve or deny the request mentioned in item 5.31.

5.33. The provisions of items 5.30 to 5.31.2 are not applicable to Independent Directors.

Prevention of Fraud, Bribery and Corruption

5.34. Vinci Compass has approved the Global Policy for the Prevention of Fraud, Bribery and Corruption with the purpose of giving to all its Employees, as well as to third parties related to Vinci Compass, a message of opposition to fraud, bribery and corruption in all its forms and the desire to eradicate these conducts from all its activities. Such policy constitutes a commitment of permanent attention and penalization of all fraudulent acts or conducts which promote corruption and bribery in all its forms and manifestations as well as the commitment to maintain effective mechanisms of communication with all Employees and development of an ethical culture and corporate honesty.

Vinci Compass	12

5.35. The Global Policy for the Prevention of Fraud, Bribery and Corruption further identifies conducts which prevent fraud, bribery and corruption, its signs of alert and duty to report, the mechanisms of preventive control and penalties that may be applicable among other matters.

6.	Conflicts of Interests

Conflicts of personal interest

6.1.  All Employees shall perform their activities always in accordance with the interests and values of Vinci Compass. Employees are allowed to hold shares of private companies as long as the businesses of those companies do not conflict with Vinci Compass’ businesses.

6.1.1. All Employees who intend to act as directors and/or officers of any company not related to Vinci Compass and its managed funds, must seek specific pre-approval in writing by Compliance.

6.1.2. The Independent Directors shall notify Compliance of his/her intention to serve as member of the board of directors of any other companies, or inform the positions held at the time of admission to the board of any Vinci Compass affiliate.

6.2.  Employees shall observe the rules and procedures established in item 5 Ethics above, notifying Compliance immediately should they have any doubts about how to proceed in a situation of potential conflict of interest.

6.3.  Under no circumstances the Employees may carry out, directly or indirectly through third parties, transactions over securities with respect to which the Employees hold confidential information, whether related to Vinci Compass, its managed funds, its clients or any other security. It is also strictly forbidden to use or share such information, whether or not to get any direct or indirect benefit.

6.3.1. Employees shall take its investment decisions observing the provisions set forth in the applicable Personal Investments Policy, reporting or requesting, as the case may be, and whenever relevant, a previous authorization for the investment, being subjected to all other requirements that may be applicable in accordance with such policy.

Vinci Compass	13

Conflicts of interest related to investment funds managed by Vinci Compass

6.4.  To mitigate the potential conflict of interest related to investment funds managed by Vinci Compass, the criteria and procedures established in the applicable Compliance Manual or its equivalent local policy, must be observed.

7.	Privacy and Confidentiality

General Rules

7.1.  Confidential information refers to any information received by the Employees caused by or in connection with its relationship with Vinci Compass, whether about Vinci Compass, or that the Employees, agents or administrators have received from third parties including, but not limited to, any information of legal, accounting, tax, technical, technological, financial or commercial character about the entity or third parties, partners, or shareholders and/or clients of them. Confidential information also includes information and data related to Vinci Compass’ clients, which are also subject to Vinci Compass’ Global Privacy Policie and all applicable legal restrictions and safeguards for the proper use of such information. Confidential information shall not include: (a) information that is already publicly available; (b) information required to be disclosed by law or regulation, such as subpoenas or court orders; (c) information shared with explicit written permission from the owner; (d) information shared internally on a need-to-know basis; or (e) information whose disclosure is approved by Compliance based on the facts and circumstances.

7.2.  Employees shall abstain from revealing, disclosing, exhibiting, showing, communicating, deleting and/or using confidential information of the entity or that may be received from third parties. Confidential information may only be disclosed to authorized advisors or Employees which have a reason to know such information in connection with their professional activities or the rendering of their services.

7.3.  The foregoing, without prejudice to the provisions that may be applicable in relation to the delivery of information to the competent authorities and the required disclosure of Vinci Compass’ relevant information to the market, in compliance with the applicable proceedings adopted by Vinci Compass. Disclosure of Vinci Compass’ confidential information shall only be done using the official channels of communication, with the previous authorization of Compliance, or with the prior execution of a non-disclosure agreement related to Vinci Compass’ business and activities.

Vinci Compass	14

7.4.  The obligation to not reveal, disclose, exhibit, show, communicate, delete, use and/or utilize the confidential information known by the Employees and advisors of the company, for own benefit or the benefit of third parties shall survive for a term of two (2) years from the termination of the work relationship with the relevant Vinci Compass’ entity.

7.5.  Each Employee shall be subject to this duty of confidentiality with respect to the confidential information known. In case of breach of this duty, Vinci Compass shall be entitled to seek and adopt the relevant administrative or judicial measures, pursuant to the contractual or legal provisions governing or applicable to the relationship.

Control of Confidential Information

7.6.  All Employees with access to confidential information shall adopt the appropriate measures to preserve it, ensuring its proper protection and avoiding the access to it, by unauthorized persons.

7.7.  All Employees related to Vinci Compass shall adopt or promote the implementation of security measures to prevent that physical and/or non-physical devices which contain the confidential information (papers, files, access passwords, credentials, network shared resources of indiscriminate access, disks or others of any other type) could be accessed by unauthorized persons.

7.8.  Employees shall observe a strict duty of confidentiality with regards to its clients and their information and shall not disclose details of the operations carried out with those clients to any third party, unless it is properly authorized by the client or when required by legal regulation or competent authority in accordance with the law. In case of doubt, Compliance shall be consulted.

Privilege Information

7.9.  For the purposes of this Code and without prejudice to the local and specific regulations that may apply, Privileged Information refers to any piece of information in relation to one or more issuers of listed securities, its businesses or to one or more securities issued, not disclosed to the market and that due to its nature, knowing about them may have an influence in (i) the quotation of a securities issued; (ii) in the decision of investors to buy, sell or hold those securities; or (iii) in the decision of investors to exercise any rights inherent to the condition of holder of securities issued by the company or referenced thereto.

Vinci Compass	15

7.10.  In case that Employees and their spouses, children or dependents and immediate family members who live in the same domicile, to whom the Employee provides financial support or for whom the Employee may direct, influence or control their investments (“Covered Person”) has Privileged Information, before carrying out or participating in any transaction, whether directly or indirectly, said person shall:

(i) under no circumstance, disclose Privileged Information to anyone. The Covered Persons are strictly forbidden to communicate Privileged Information to any person when it may constitute a violation of the applicable law, in which case they shall be subjected to the legal consequences that may apply;

(ii) as far as applicable, cancel the transactions of securities of said company (or its derivatives) to clients accounts, own accounts of the Covered Person, of Vinci Compass or third parties.

7.11.  Subject to the applicable local rules and regulations, whenever an Employee has access to Privileged Information, he/she should promptly inform Compliance about it, who will adopt, as the case may be, the appropriate measures as provided for in the applicable Compliance Manual or equivalent local policy.

8.	Whistleblower Policy

Obligation to Report Violations or Suspected Violations

8.1. Employees having any information or knowledge regarding the existence of any violation or suspected violation of this Code have the duty of report the violation or suspected violation to the Hotline (the contact details for which are below), or Compliance or the chairperson of the Audit Committee. Employees are also encouraged to raise any issues or concerns regarding Vinci Compass’ business or operations. Failure to report a suspected or actual violation is itself a violation of this Code and may subject Employees to disciplinary actions, up to and including termination of employment or other relationship with Vinci Compass or, potentially, legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, Vinci Compass will endeavor to keep the proceedings and the identity of the reporting associate confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.

8.2. Individuals should consider, but are not required to, leave their name or contact information when submitting a report. Such information may facilitate a more thorough and efficient investigation. Compliance will strive to

Vinci Compass	16

maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. Vinci Compass cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.

Whistleblower Compliance Hotline for Confidential and Anonymous Reporting

8.3.  If you are aware of or suspect any breach of this Code, or of any misconduct related to Vinci Compass’s business or operations, including, but not limited to, securities or antifraud laws, accounting issues, any law relating to fraud against stockholders, or any other potentially improper issue concerning Vinci Compass or such Employee, you are obligated to report violations to the Hotline, or to Compliance or to the chairperson of the Audit Committee. The Hotline is provided by a third-party service provider, which Vinci Compass has engaged to receive such reports, the contact details for which are below. You may make such reports on a completely anonymous and confidential basis by contacting the Hotline. Both Employees and third parties may report to the Hotline any concerns they may have regarding Vinci Compass, including, but not limited to, concerns involving its partners, executives or employees. Reports made to the Hotline will, in turn, be provided directly to Compliance on an anonymous (to the extent the report was made anonymously) and confidential basis. The Hotline may be reached 24 hours a day, 7 days a week on Vinci’s website: https://www.vincipartners.com/home/contato.

Grievance Reporting, Escalation Procedures and Responsibility for Ethics Issues

8.4.  The Compliance Department is responsible for conducting investigations into reports received through the Hotline and may, when necessary, engage specialized third parties to support the investigative process. All investigations are carried out under the direct supervision of the Audit Committee. Reports received are initially reviewed by the Compliance Department, which conducts a preliminary assessment of the reported content, informs the Audit Committee, and, when applicable and advisable, communicates with the involved area.

8.5.  The Audit Committee has the authority to supervise the management and conduct of investigations resulting from reports submitted via the Hotline, and to decide on the measures to be taken in each case.

8.6.  The reporting party may track the status of the investigation via the Hotline. During the investigation, additional information may be requested, including in cases where the report was made anonymously.

Vinci Compass	17

Non-Retaliation Commitment

8.6.  Employees who in good faith (a) reports a suspected violation under this Code by any Employee, or by Vinci or its agents acting on its behalf, or (b) raises issues or concerns regarding Vinci Compass business or operations, in either case to the Hotline, to Compliance or to the chairperson of the Audit Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issue or concern, regardless of whether the suspected violation, issue or concern involves the associate, his or her supervisor or senior management of Vinci Compass.

8.7.  In addition, Employees who in good faith reports a suspected violation under this Code that he or she reasonably believes constitutes a violation of a federal statute by Vinci Compass, or its agents acting on its behalf, to a federal regulatory or law enforcement agency may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of his or her employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, his or her manager or senior management of Vinci Compass.

9.	Sanctions and Enforcement

9.1.  Infractions to this Code will be reviewed and evaluated following the applicable procedure. Sanctions arising from noncompliance with the principles and rules set forth in this Code will be defined by the Global Co-Heads of Legal and Compliance of Vinci Compass.

9.1.1. These sanctions shall depend on the seriousness of the offense and may include:

(a) warning and/or verbal or written censorship;

(b) return of profit in case there is any or the value of Gifts received over the limits stated in this Code;

(c) suspension, without pay for days, weeks or even for a month and termination of the work relationship;

(d) take actions of civil or criminal responsibility.

9.1.2. To determine the seriousness of the offense, Vinci Compass shall evaluate:

(a) the extent of execution of the offense;

(b) the seriousness of the caused or potential damage;

Vinci Compass	18

(c) the harm to Vinci Compass, to its clients or to the market;

(d) the background of the offender;

(e) the circumstances of the realization of the offense;

(f) the benefit illegally obtained;

(g) the extent of intention in the conduct of the offender;

(h) the existence of a plot or agreement for the performance of the offense.

9.2.  The Global Co-Heads of Legal and Compliance of Vinci Compass may, in exceptional cases, at their sole discretion and in duly substantiated decisions, grant exceptions to the rules defined in this Code.

10.	Public Disclosures

10.1. VINP has a responsibility to provide full and accurate information in its public disclosures, in all material respects, about VINP’s financial condition and results of operations. The reports and documents filed with or submitted to the Securities and Exchange Commission (SEC) and the other public communications shall include full, fair, accurate, timely and understandable disclosure

11.	Updates

11.1. This Code will be reviewed every two years or within shorter periods of time, if necessary, considering the principles and directives set forth herein, as well as the applicable law.

11.2. All updates to this Code will be made available on Vinci Compass’ intranet and website and will be binding on all Employees.

Vinci Compass	19